Exhibit (a)(5)(i)

IGI Announces Commencement of an Offer to Purchase and Consent Solicitation Relating to its Warrants

HAMILTON, Bermuda, July 28, 2023 — International General Insurance Holdings Ltd. (“IGI” or the “Company”) (Nasdaq: IGIC) today announced that it has commenced an offer to purchase (the “Offer”) all of its outstanding public warrants and private warrants (collectively, the “Warrants”) to purchase its common shares, par value $0.01 per share, at a purchase price of $0.95 in cash, without interest.

IGI is also soliciting consents (the “Consent Solicitation”) to amend the Warrant Agreement, dated March 15, 2018, by and between Tiberius Acquisition Corporation (“Tiberius”) and Continental Stock Transfer & Trust Company (“Continental”), as amended by Amendment No. 1 to the Warrant Agreement, dated March 17, 2020, by and among IGI, Tiberius and Continental (as amended, the “Warrant Agreement”), which governs all of the Warrants, to permit IGI to redeem each outstanding Warrant for $0.86 in cash, without interest, which is 10% less than the price applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment will require the consent of holders of at least 65% of the then outstanding public warrants. Parties representing approximately 67.3% of the outstanding public warrants and approximately 88.9% of the outstanding private warrants have agreed to tender their Warrants in the Offer and to consent to the Warrant Amendment in the Consent Solicitation, pursuant to a tender and support agreement. Accordingly, because holders of more than 65% of the outstanding public warrants have agreed to consent to the Warrant Amendment in the Consent Solicitation, if the other conditions of the Offer are satisfied or waived, then the Warrant Amendment will be adopted.

The Offer will be open until 12:00 midnight, Eastern Time, at the end of the day on August 24, 2023 (the “Expiration Date”), unless extended or earlier terminated by IGI. Tendered Warrants may be withdrawn by holders at any time prior to the Expiration Date. The Offer is not conditioned upon any minimum number of Warrants being tendered in the Offer. The Offer is, however, subject to other conditions described in the Offer and Consent Solicitation.

The Offer and Consent Solicitation are being made pursuant to an Offer to Purchase dated July 28, 2023, and Schedule TO, dated July 28, 2023, each of which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and more fully set forth in the terms and conditions of the Offer and Consent Solicitation.

The Company’s common shares and public warrants are listed on The Nasdaq Stock Market LLC under the symbols “IGIC” and “IGICW,” respectively. As of July 27, 2023, a total of 17,250,000 Warrants were outstanding.

IGI has engaged BofA Securities (“BofA”) as the dealer manager for the Offer and Consent Solicitation. Morrow Sodali Global LLC (“Morrow Sodali”) has been appointed as the information agent for the Offer and Consent Solicitation, and Continental has been appointed as the Depositary for the Offer and Consent Solicitation. All questions concerning tender procedures and requests for additional copies of the offer materials, including the letter of transmittal and consent should be directed to Morrow Sodali at (800) 662-5200 (toll free).

Important Additional Information Has Been Filed with the SEC

Copies of the Schedule TO and Offer to Purchase will be available free of charge at the website of the SEC at www.sec.gov. Requests for documents may also be directed to Morrow Sodali at (800) 662-5200 (toll free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants. The Offer and Consent Solicitation are being made only through the Schedule TO and Offer to Purchase, and the complete terms and conditions of the Offer and Consent Solicitation are set forth in the Schedule TO and Offer to Purchase.

Holders of the Warrants are urged to read the Schedule TO and Offer to Purchase carefully before making any decision with respect to the Offer and Consent Solicitation because they contain important information, including the various terms of, and conditions to, the Offer and Consent Solicitation.

None of IGI, any of its management or its board of directors, or BofA, Morrow Sodali or Continental or any other person makes any recommendation as to whether or not Warrant holders should tender Warrants for exchange in the Offer or consent to the Warrant Amendment in the Consent Solicitation. Warrant holders must make their own decision as to whether to tender their Warrants and, if so, how many Warrants to tender.

About IGI:

IGI is an international specialty risks commercial insurer and reinsurer underwriting a diverse portfolio of specialty lines. Established in 2001, IGI has a worldwide portfolio of energy, property, general aviation, construction & engineering, ports & terminals, marine cargo, marine trades, contingency, political violence, financial institutions, general third-party liability (casualty), legal expenses, professional indemnity, D&O, marine liability and reinsurance treaty business. Registered in Bermuda, with operations in Bermuda, London, Malta, Dubai, Amman, Oslo, Kuala Lumpur and Casablanca, IGI aims to deliver outstanding levels of service to clients and brokers. IGI is rated “A” (Excellent)/Stable by AM Best and “A-”(Strong)/Stable by S&P Global Ratings.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the expiration date for the Offer and Consent Solicitation and the effects of the Offer and Consent Solicitation on our capital structure. The expectations, estimates, and projections of IGI may differ from actual results and, consequently, you should not rely on forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “commitment,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results, including the number of warrant holders that respond and elect to participate in the Offer and Consent Solicitation; our ability to consummate the Offer and Consent Solicitation; our ability to recognize the anticipated benefits of the Offer and Consent Solicitation; changes in applicable laws or regulations, including those that pertain to tender offers; and the possibility that we may be adversely affected by legal and regulatory developments and general market, political, economic and business conditions. Most of these factors are outside of the control of IGI and are difficult to predict. Other factors that may cause such differences include, but are not limited to: (1) changes in demand for IGI’s services together with the possibility that IGI may be adversely affected by other economic, business, and/or competitive factors globally and in the regions in which it operates; (2) competition, the ability of IGI to grow and manage growth profitably and IGI’s ability to retain its key employees; (3) changes in applicable laws or regulations; (4) the outcome of any legal proceedings that may be instituted against the Company; (5) the potential effects of the COVID-19 pandemic and emerging variants; (6) the effects of the hostilities between Russia and Ukraine and the sanctions imposed on Russia by the United States, European Union, United Kingdom and others; (7) the inability to maintain the listing of the Company’s common shares or warrants on Nasdaq; (8) the failure to realize the anticipated benefits of the acquisition of EIO; and (9) other risks and uncertainties indicated in IGI’s filings with the SEC. The foregoing list of factors is not exclusive. In addition, forward-looking statements are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them and are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of IGI. There can be no assurance that IGI’s financial condition or results of operations will be consistent with those set forth in such forward-looking statements. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. IGI does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based except to the extent that is required by law.

IGI Contacts:

Investors:

Robin Sidders, Head of Investor Relations
T: + 44 (0) 2072 204937
M: + 44 (0) 7384 514785
Email: robin.sidders@iginsure.com

Media:

Aaida Abu Jaber, AVP PR & Marketing
T: +96265662082 Ext. 407
M: +962770415540
Email: aaida.abujaber@iginsure.com